Exhibit 10.13

                    In the Matter of an Arbitration under the

                     Arbitrations Act, 1991, S.O. 1991, c.17

BETWEEN:

                          BESTNET COMMUNICATIONS CORP.                 Plaintiff


                                     - and -


                             SOFTALK INC. Defendant





                              MINUTES OF SETTLEMENT


WHEREAS on April 23, 1999 BestNet Communications Corp. ("BestNet") entered into a License Agreement whereby Softalk Inc. ("Softalk") granted BestNet a licence to market Softalk's intellectual property and Softalk transferred certain beta accounts to BestNet and whereas the agreement was amended and restated on July 30, 1999 and further amended on October 25, 1999 (collectively hereinafter "Licence Agreement")

AND WHEREAS on August 6, 1999 BestNet entered into a loan agreement with Softalk whereby BestNet agreed to loan to Softalk up to US$2,000,000.00 (:Loan Agreement")

AND WHEREAS on October 25, 1999 BestNet, Softalk and Interpretel (Canada) Inc., a wholly owned subsidiary of BestNet, entered into a Purchase Agreement whereby BestNet would receive from Softalk certain products and beta accounts for use in the transmission of voice, data and fax using Softalk's intellectual property as contemplated under the License Agreement ("Purchase Agreement")

AND WHEREAS on June 14, 2000 BestNet and Softalk entered into a Product Customization and Maintenance Agreement whereby Softalk would customize proprietary software for BestNet and carry out certain Projects as defined in the agreement ("Customization Agreement")

AND WHEREAS on September 12, 2002, Softalk turned over the monitoring and maintenance of the BestNet network to BestNet;

AND WHEREAS on September 13, 2002, BestNet commenced an application in the Ontario Court of Justice (Commercial List) under Court File number 02-CV-235933CM1, and moved for, and was granted, an order requiring Softalk to continue to monitor and maintain BestNet's network until arrangements for an orderly transition of those services could be made and requiring the delivery of documents necessary to assume the monitoring and maintenance of the BestNet network;

AND WHEREAS BestNet commenced a claim in accordance with the Arbitrations Act for certain relief as against Softalk;

AND WHEREAS thereafter, Softalk commenced a counterclaim in accordance with the Arbitration Act for certain relief as against BestNet;

AND WHEREAS on consent of the parties hereto Mr. John Keefe was appointed as the arbitrator to arbitrate the above noted claim and counterclaim;

AND WHEREAS Softalk brought a motion in the arbitration proceedings which came before Mr. John Keefe on February 11, 2003 resulting in an interim interlocutory order granting, inter alia, that all commissions due and owing from June 2002 by BestNet to Softalk shall be paid forthwith into a separate trust account at WeirFoulds LLP and which funds are not to be paid out other than by further Order of Mr. John Keefe;

AND WHEREAS the parties wish to settle all outstanding issues between them, including those arising out of the Licence Agreement, Purchase Agreement, Loan Agreement and Customization Agreement, Court File No. 02-CV-235933CM1, the claim and the counterclaim commenced under the Arbitrations Act, and the Order of Mr. John Keefe dated February 11, 2003.

NOW THEREFORE, in consideration of the mutual covenants hereinafter described and in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree to settle all matters on the following terms and conditions:

1. The parties agree that the foregoing recitals are true.

Obligations under the Loan Agreement

2. BestNet agrees to release its claim against Softalk under the Loan Agreement for payment of principal and interest in the amount of $1,589,768.21.

Obligations under the License Agreement

3. BestNet agrees to release its claim against Softalk for rights to source code and future products as outlined and defined in the License Agreement. Further, BestNet accepts the BestNet Network as delivered by Softalk on September 12, 2002.

4. Softalk agrees to release its claim for payment on the outstanding invoices as set out in paragraph 63(a) of the counterclaim.

5. Softalk agrees to accept payment of US $27,709.42 in full and final satisfaction of its present and future claim to commissions under the Licence Agreement. Such payment to be made forthwith following execution of these Minutes of Settlement from the trust account at Weir Foulds LLP to Softalk Inc.

6. BestNet agrees to give up its claim to any future communications software under the Amended and Restated Licence Agreement. BestNet shall be entitled to continued commercial exclusivity and individual non-exclusivity over current Softalk products in accordance with the terms of the Amended and Restated License Agreement. For greater clarity, this shall include the following products that make up the Bestnetcall network as delivered to BestNet on September 12, 2002:

   (a)      WebCall
   (b)      Webconferencecall
   (c)      Desktop
   (d)      Pda call
   (e)      Callme

7. BestNet agrees to give up any and all claims to the SMS calling service as developed by Softalk for Internet Operator.

Obligations under the Purchase Agreement

8. Softalk agrees to release to BestNet all of the outstanding warrants in BestNet granted Softalk.

9. Bestnet acknowledges that Softalk currently has 3.8 million restricted shares in BestNet. BestNet agrees to give an irrevocable direction to American Stock Transfer to release these shares at the rate of 100,000 shares per month over 19 months, commencing September 1, 2003. Softalk shall have the right to accrue unsold shares which remain unsold and to sell such shares thereafter at its discretion.

10. The remaining 1.9 million shares held by Softalk will be returned by Softalk to the BestNet Treasury.

11. On the successful enforcement of the US Patent No. 6,188,683 by BestNet and upon settlement or other final determination of any enforcement proceeding, Softalk is to receive 25% of the gross proceeds of any such infringement recoveries or damages obtained by BestNet.

Housekeeping - Implementing Settlement

12. The parties agree to not interfere in any way with the business and affairs of each other.

13. Subject to the right of each party to seek enforcement of the provisions of the Minutes of Settlement, neither party shall disparage the other.

14. The parties agree to take all reasonably necessary steps and to act in good faith to achieve the goals of these Minutes of Settlement.

15. The parties agree to execute full and final releases, in the forms attached hereto as Schedule "A" and "B". The parties agree that such releases shall forthwith be delivered to each of WeirFoulds LLP and Morris Cooper, Esquire, upon receipt of executed Minutes of Settlement.

16. The parties agree to execute a Consent Order dismissing the claim and counterclaim in the Arbitration on a without cost basis, in the form attached hereto as Schedule "C"

17. The parties agree to execute a Consent Order dismissing the application commenced under Court file No. 02-CV-235933CM1, on a without cost basis, in the form attached hereto as Schedule "D"

18. The parties agree that each party is entitled to the return of their retainer deposit provided to Mr. John Keefe under the Arbitration.

19. These Minutes of Settlement shall be binding upon the parties hereto and their respective parent, subsidiary, affiliate and related companies, heirs, executors, administrators, successors, assigns, directors, officers, agents, shareholders, employees and other legal representatives.

20. These Minutes of Settlement may be executed in counterparts and all such counterparts shall for all purposes constitute one agreement, providing each of the parties has executed at least one counterpart and each shall be deemed to be an original, notwithstanding that the parties are not signatory to the same counterpart. Signatures delivered by telecopier or facsimile shall be deemed to be original signatures for the purpose of these Minutes of Settlement.

21. These Minutes may be amended only by a further agreement in writing.

DATED  this:      day of September, 2003    SOFTALK INC.

                                            ----------------------
                                            Per:  Christopher Lang

                                            I have authority to bind the Company

DATED this day of September, 2003 BESTNET COMMUNICATIONS CORP.

                                            -----------------------
                                            Per:  Robert A. Blanchard

                                            I have authority to bind the Company